UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐         Preliminary Proxy Statement
☐         Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐         Definitive Proxy Statement
☒        Definitive Additional Materials
☐        Soliciting Material under §240.14a-12

J. C. Penney Company, Inc.

 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒        No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
               (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)          Proposed maximum aggregate value of transaction:

(5)          Total fee paid:

☐   Fee paid previously with preliminary materials.

☐         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Supplemental Information Regarding Proposals 3 and 5 –
Approval of 2012 Long-Term Incentive Plan and Advisory Vote on Compensation

Commencing on or about May 1, 2012, J. C. Penney Company, Inc. (the “Company”) sent the following communication to certain stockholders.

At the Company’s 2012 Annual Meeting of Stockholders to be held on Friday, May 18, 2012, stockholders will vote to approve a new 2012 Long-Term Incentive Compensation Plan (the “2012 LTIP”).  Proposal 3 in the Company’s 2012 proxy statement includes the relevant information regarding this matter.  Stockholders will also cast an advisory vote to approve the compensation of the Company’s named executive officers (also known as “say-on-pay”).  The say-on-pay proposal, which, consistent with stockholder preferences, the Board is submitting to stockholders annually, is included as Proposal 5 in the 2012 proxy statement.

Institutional Shareholder Services (“ISS”) has recommended that stockholders vote against each of these proposals.  As discussed in further detail below, the Company’s Board of Directors strongly disagrees with ISS’ position.  Accordingly, the Board recommends that you vote “FOR” the approval of Proposals 3 and 5.

Transforming jcpenney

In June 2011, we embarked on the process of transforming jcpenney with the announcement that Ron Johnson would become our new CEO.  He is a 25 year veteran of the retail industry who led highly successful retail strategies at Target and Apple.  Mr. Johnson is widely recognized and highly regarded for his creativity and innovation, his commitment to empowering employees to deliver unparalleled customer service and for revolutionizing the shopping experience.  Under his highly respected leadership and unquestionable know-how, we are completely transforming our company and re-imagining the department store experience.  The Company is hard at work executing Mr. Johnson’s vision for jcpenney to become America’s favorite store, which we believe will increase stockholder value over the long term.

As a demonstration of his confidence in our long-term potential, Mr. Johnson invested $50 million to purchase a 7 ½ year warrant on jcpenney stock.  The warrant is designed to be a long-term investment and - as such - is generally not exercisable or saleable until June 2017 and may not be hedged during Mr. Johnson's tenure.  The long-term nature of the warrant reinforces Mr. Johnson’s strong alignment with the interests of stockholders and his commitment to the success of the transformation.

Mr. Johnson was also awarded an equity-based inducement grant valued at nearly $53 million, which only partially replaced approximately $80 million (based on the then-current value of Apple, Inc. stock) in outstanding near-term Apple equity awards that he forfeited to join jcpenney.  Mr. Johnson, who does not have an employment or severance agreement with the Company, willingly made that trade-off because he so strongly believes in the potential of the Company to transform the retail landscape.

Advisory Vote on Executive Compensation

ISS has recommended a vote against our executive compensation program.  We strongly disagree with its recommendation.

Talent is critical to our transformation.  In connection with assuming the CEO position, Mr. Johnson identified several high-caliber, experienced senior executives as instrumental in executing our strategies – Michael Francis (President), Michael Kramer (Chief Operating Officer), and Daniel Walker (Chief Talent Officer).  Together with Mr. Johnson, the new leadership team collectively represents over 100 years of experience in building highly innovative, multi-billion dollar organizations that have a track record of delivering year-over-year growth.

To attract and retain this talent, we provided our new executives target annual compensation near the 75th percentile of comparable positions at similar companies.  Similar to Mr. Johnson, the new executives received inducements (cash and equity) to offset the value of compensation that they were leaving behind to join jcpenney.  The new executives also received long-term equity inducement awards with six-year vesting schedules that do not begin vesting until 2015, which focuses their efforts on increasing stockholder value over the long term and aligns their interests directly with those of all stockholders.  The value of these long-term incentive awards approximates six years of annual grants for these individuals.  The Board of Directors strongly believes in a pay-for-performance culture at jcpenney, and long-term equity awards are a key component of this compensation philosophy.

The Transition Services Agreement with Mr. Ullman enabled an incredibly smooth CEO transition.  Mr. Johnson became CEO on November 1, 2011 at which point Mr. Ullman assumed the position of Executive Chairman of the Board until his retirement on January 27, 2012.  On January 25-26, 2012, Mr. Johnson announced a blueprint for jcpenney’s transformation that included a new pricing strategy and a new “shop” format.  The transition period with Mr. Ullman allowed Mr. Johnson to build a new leadership team and develop a vision and strategy within his first 90 days as CEO.  ISS subjectively describes the payments to Mr. Ullman under the transition services agreement as excessive without considering the context surrounding the agreement.  Moreover, the agreement requires Mr. Ullman to abide by significant restrictive covenants for a period of 18 months from his retirement, including confidentiality, non-solicitation, non-interference with business relations, and non-competition provisions.

The Company’s peer group reflects the market within which we compete for talent.  In recommending a vote against the Company’s executive compensation program, ISS criticizes the Company’s peer group selection, asserting that “shareholders may be concerned that the company’s peer group contains aspirational peers such as Walt Disney, Target, Nike, and Pepsico…”  Yet, the Company’s new President, Michael Francis, and its new Chief Technology Officer, Kristen Blum, were hired from Target Corporation and PepsiCo, Inc., respectively, which directly supports the inclusion of these companies as relevant and appropriate peers.  In addition, Laurie Beja Miller, the Company’s new Executive Vice President, The Square (responsible for leading our new center core strategy), held senior leadership positions at both The Walt Disney Company and Nike, Inc. prior to joining jcpenney.

ISS’ recommended peer group includes companies that bear no relevance to the Company’s business model.  Among the companies that ISS includes in its selected peer group analysis are four automobile/transportation industry companies (AutoNation, CarMax, Genuine Parts Company, and Penske Automotive Group) that do not align in any respect with jcpenney’s business model.  The inclusion of these companies, which comprise nearly 30% of ISS’ purported peer group, simply makes no sense, and highlights the flaws in ISS’ methodology.

Contrary to ISS’ report, the 2011 say-on-pay vote reflected substantial support for the Company’s executive compensation program.  In 2011, 72% of votes were cast in favor of the Company’s executive compensation program.  At the time of the 2011 Annual Meeting of Stockholders, Pershing Square Capital Management, L.P. (“Pershing Square”) and Vornado Realty Trust (“Vornado”) together owned approximately 26% of the Company’s common stock.  William A. Ackman, Founder and Chief Executive Officer of Pershing Square, and Steven Roth, Chairman of the Board of Vornado, are members of jcpenney’s Board of Directors. ISS claims that “…considering the company’s relatively concentrated ownership structure, the result [of the 2011 say-on-pay vote] could be considered  as significant opposition from non-affiliated shareholders.”  ISS provides no objective support, however, for this statement (despite its claim that it only considers publicly available information when preparing its analyses and making vote recommendations).  ISS’ characterization devalues the votes of Pershing Square and Vornado and implies that they, as major stockholders, should not have an equal say in matters that are of importance to the Company’s stockholders.

ISS’ negative recommendation on say-on-pay fails to consider the importance of ensuring a smooth transition as Mr. Johnson assumed the CEO position and outlined his vision to transform jcpenney into America’s favorite store.  Disruptions during this timeframe would have significantly set back the Company’s kickoff of its new strategies.  The Board of Directors believes strongly that its executive compensation decisions in 2011 were necessary to ensure that the Company and its leadership team could hit the ground running in 2012.

For all of the foregoing reasons, we urge you to vote FOR the advisory vote on executive compensation.

2012 Long-Term Incentive Plan

We are seeking stockholder approval of the 2012 LTIP to replace our stockholder-approved 2009 Long-Term Incentive Plan, which is expiring at the end of May 2012.  The 2012 LTIP is intended to provide long-term incentive awards to employees and non-employee Directors to align their interests with stockholders, attract high-caliber talent into the organization, motivate employees to promote the long-term growth of the Company, and retain the best talent in retail.

Our proposed 2012 LTIP incorporates best practices in all of the key governance areas.  Consistent with our prior long-term incentive plan, the proposed plan prohibits stock option re-pricing, includes a double-trigger change-in-control provision, provides for minimum vesting requirements, and includes a prohibition on dividend equivalents on unearned performance-based awards.

The ISS Shareholder Value Transfer (“SVT”) model produces an arbitrary result that fails to reflect the Company’s individual circumstances.  In evaluating the 2012 LTIP, ISS utilizes a proprietary model to assess the plan’s cost. In 2012, ISS unilaterally decreased the SVT cap from 8% in 2011 to 7%. It also arbitrarily chose to measure the Company’s 200-day average stock price as of December 1, 2011 ($32.49) to run its model, which produced a result that exceeded the model’s company-specific allowable cap by two percentage points. Had ISS run the model using the Company’s average stock price since January 26, after the new leadership team unveiled the Company’s blueprint for transformation during analyst meetings in New York (approximately $37.94), and not decreased the cap, the result would have been within the allowable cap.

The ISS SVT analysis disregards the Company’s total potential shareholder dilution and burn rate, both of which are within industry standards. Our total potential shareholder dilution would be 11.4 percent including the shares being requested in the 2012 LTIP. The industry average for the ISS peer group is 12.2 percent. Additionally we passed the ISS burn rate policy which also appears to have no impact on the ISS SVT analysis. Our historical three-year average burn rate of 3.45 percent is below the industry cap of 4.02 percent. Over the years, jcpenney has demonstrated careful stewardship of the shares stockholders have approved.  We believe ignoring the positive results with respect to these important measures of dilution while relying solely on the SVT analysis presents a significant disconnect in ISS’ analysis of the LTIP and whether it should be approved by stockholders.  These dilution measures are more objective than the proprietary ISS SVT calculation because they are based on the total number of shares available for grant, or granted per year, compared with the total number of shares outstanding.  The SVT calculation is very dependent on stock price, which is much more volatile.

The proposed 2012 LTIP contains a limited share request. Although the proposed 2012 LTIP has a five-year term, we are only asking for approval to reserve a number of shares equal to our anticipated needs over the next two years.  Many corporate governance groups consider it best practice to limit a new share request to an amount that is needed for a three-year period or less.  This approach provides stockholders with more frequent opportunities to review and consider the long-term incentive compensation program.

ISS’ negative recommendation ignores the importance of the Company’s ability to attract top talent, precisely when maximum flexibility is needed to deliver on our vision to become America’s favorite store.  ISS’ one-size-fits-all approach fails to consider the Company’s unique circumstances.

 We therefore urge you to vote FOR the 2012 LTIP.

Conclusion

In light of the foregoing, we strongly disagree with ISS’ recommendations and analysis and urge you to vote “FOR” approval of Proposals 3 and 5.  Your votes are important and we appreciate your continued support of the Company during this period of exciting change.